Exhibit 10.1

October 27, 2023

Mr. Craig Kauffman

Chief Executive Officer

Codorus Valley Bancorp, Inc.

105 Leader Heights Road

York, PA 17405

VIA EMAIL

Craig,

Reference is made to that Cooperation Agreement (the “Cooperation Agreement”), effective as of April 12, 2022, by and among Codorus Valley Bancorp, Inc. (“Codorus Valley”), Driver Opportunity Partners LLP (“Driver Fund”), Driver Management Company LLC (“Driver LLC”) and J. Abbott R. Cooper (together with Driver Fund and Driver LLC, “Driver”).

Further to our conversation today, as of the date hereof, Driver owns 32,706 shares of Codorus Valley’s common stock (the “Common Stock”) representing approximately 0.3% of the issued and outstanding shares of Common Stock. In light of Driver’s much-diminished position in Codorus Valley (which is in no way a reflection of our opinion of Codorus Valley’s prospects), as well as the constructive and amicable relationship that has developed between us, I propose terminating the Cooperation Agreement effective immediately. If you agree, please sign where indicated below.

I applaud all the work you have done at Codorus Valley and appreciate that you always approached our relationship as a professional focused on the best interests of all Codorus Valley shareholders. I have nothing but the highest regard for you and Codorus Valley’s board of directors (the “Board”) as well as all the work you and the Board have done to increase value for all shareholders.

Very truly yours, /s/ J. Abbott R. Cooper

Agreed and accepted as of October 30, 2023

Codorus Valley Bancorp, Inc.

By:
Name:	Craig L. Kauffman
Title:	PRESIDENT & CEO

1266 East Main Street

Suite 700R

Stamford, CT 06902